As filed with the Securities and Exchange Commission on December 30, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152674

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152673

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-91208

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92611

UNDER

THE SECURITIES ACT OF 1933

STATE BANCORP, INC.

(Exact name of registrant as specified in its charter)

New York	11-2846511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Jericho Plaza

Jericho, New York 11753

(516) 465-2300

(Address, including zip code, of Principal Executive Offices)

Amended and Restated Employment Agreement, dated as of December 10, 2007 between

State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien

State Bancorp, Inc. 2008 Non-Employee Directors Stock Plan

State Bancorp, Inc. Stock Option Plan (2002)

State Bancorp, Inc. 1999 Incentive Stock Plan

(Full title of the plan)

Patricia M. Schaubeck General Counsel State Bancorp, Inc. Two Jericho Plaza Jericho, New York 11753 (516) 465-2300	Copy to: Robert C. Azarow Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690 (212) 715-1000

(Name and address, including zip code, telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by State Bancorp, Inc., a New York corporation (the “Company”), deregister all securities remaining unissued under the following registration statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of stock offered under certain employee benefit and equity plans and agreements (the “Plans”):

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement

333-152674	July 31, 2008	Amended and Restated Employment Agreement, dated as of December 10, 2007 between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien

333-152673	July 31, 2008	State Bancorp, Inc. 2008 Non-Employee Directors Stock Plan

333-91208	June 26, 2002	State Bancorp, Inc. Stock Option Plan (2002)

333-92611	December 13, 1999	State Bancorp, Inc. 1999 Incentive Stock Plan

On April 28, 2011, the Company entered into an Agreement and Plan of Merger with Valley National Bancorp (“Valley”), providing for the merger of the Company with and into Valley, with Valley as the surviving entity (the “Merger”).

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registrations Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Jericho, State of New York, on December 30, 2011.

STATE BANCORP, INC.

By:	/s/ Brian K. Finneran
Brian K. Finneran
Executive Vice President and Chief
Financial Officer